Trans World Airlines, Inc. Adopts Stockholder Rights Plan

               St. Louis, Missouri -- December 19, 1995 -- Trans World Airlines, Inc. (AMEX: TWA) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of TWA that do not offer an adequate price to all stockholders or are otherwise not in the best interests of TWA and its stockholders.

               TWA said that the Plan was not adopted in response to any specific effort to acquire control of the Company, and it is not aware of any such effort.

               Under the Plan each holder of Common Stock or Employee Preferred Stock ("Voting Stock") at the close of business on January 12, 1996 will receive a dividend of one right for each share of Voting Stock held. Each right entitles the holder to purchase from TWA one one-hundredth of a share of a new series of participating Preferred Stock at an initial purchase price of $47.50. The rights will become exercisable and will detach from the Voting Stock a specified period of time after any person, other than certain excluded persons, has become the beneficial owner of 15% or more of TWA's Voting Stock or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 20% or more of the Voting Stock.

               If any person, other than certain excluded persons, becomes the beneficial owner of 15% or more of TWA's Voting Stock, each right will entitle the holder, other than the acquiring person, to elect to receive, without payment of a purchase price, a number of shares of TWA Common Stock having a value equal to the exercise price, which initially will be $47.50.

               If, following an acquisition of 15% or more of TWA's Voting Stock by a person, other than certain excluded persons, TWA is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

               At any time after a person, other than certain excluded persons, has acquired 15% or more (but before any person has acquired more than 50%) of the Company's Voting Stock, TWA may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

               TWA may redeem the rights at a price of $.01 per right at any time prior to a specified period of time after a person has become the beneficial owner of 15% or more of its Voting Stock. The rights will expire on January 12, 2006, unless earlier exchanged or redeemed.

               Jeffrey H. Erickson, President and Chief Executive Officer, said: "The rights are intended to enable all TWA stockholders to realize the long-term value of their investment in TWA. They would not prevent a takeover of TWA. However, the rights plan should encourage anyone seeking to acquire TWA to negotiate with the Board prior to attempting a takeover."